Britton & Koontz Capital Corporation

500 Main Street
P O Box 1407
Natchez, MS  39121

601-445-5576
601-445-2488  Fax
http://www.bkbank.com
corporate@bkbank.com


FOR IMMEDIATE RELEASE:        FOR MORE INFORMATION:
April 27, 1999                W. Page Ogden, President & CEO
for (Nasdaq/Symbol BKBK)      Bazile R. Lanneau, Jr., Vice President & CFO

BRITTON & KOONTZ CAPITAL CORPORATION REPORTS FIRST QUARTER 1999 EARNINGS


	Natchez, Mississippi-- Britton & Koontz Capital Corporation's board of directors today announced results for the quarter ended March 31, 1999.
Net Income and earnings per share totaled $568 thousand and $.32 per share compared to $551 thousand and $.31 per share for the period ended March 31, 1998. With the exception of a net $29 thousand loss from the Company's investment in Sumx Inc., a 35% owned subsidiary established to market internet-based banking software to the banking industry, the Company experienced growth in earning areas of the bank. Net interest income increased $196 thousand on the strength of an 11% growth in average loans. Service charge income from the acquisition of two Union Planters Corporation branches, completed January 21, 1999, was the primary factor in a 37% increase in core non-interest income.

	Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz First National Bank which operates four full service offices in Natchez. As of March 31, 1998, the Company reported assets of $182.1 million and equity of $19.7 million. Total shares outstanding amounted to 1,767,064.


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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited-Amounts in thousands, except per share data)



                                            For the Three Months
                                              Ended  March 31,
                                         --------------------------
                                          1999               1998
                                         -------            -------


Interest income                          $ 3,333            $ 3,201
Interest expense                           1,383              1,447
                                         -------            -------
Net interest income                        1,950              1,754
Provision for loan losses                     45                 40
                                         -------            -------
Net interest income after
 provision for loan losses                 1,905              1,714
Non-interest income                          430                361
Non-interest expense                       1,458              1,246
                                         -------            -------
Income before income taxes                   877                829
Income taxes                                 309                278
                                         -------            -------
Net income                               $   568            $   551
                                         =======            =======
Basic:


Net income per share                     $  0.32            $  0.31
                                         =======            =======

Weighted average shares outstanding    1,767,064          1,767,064
                                       =========          =========






                                    March 31,       December 31,      March 31,
                                      1999              1998             1998
                                   ---------         ---------      ----------

Total assets                        $182,148          $173,573         $173,102
Cash and due from banks                5,076             4,811            8,013
Investment securities                 45,149            43,835           42,081
Net loans                            121,607           118,285          109,655
Deposits-interest bearing            133,985           121,505          128,445
Deposits-non interest bearing         22,824            21,681           18,602
Short term borrowed funds              2,166             7,766            3,011
Stockholders' equity                  19,746            19,249           18,526
Book value (per share)                 11.17             10.89            10.48